UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to § 240.14a-12

ALLIANCE BANKSHARES CORPORATION
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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December 7, 2012

Dear Fellow Shareholder:

TIME IS GROWING SHORT—

PLEASE MAKE SURE YOUR SHARES ARE REPRESENTED!

The December 19, 2012 special meeting of shareholders of Alliance Bankshares Corporation is fast approaching, and according to our latest records, we have not yet received your vote. Your board of directors unanimously recommends that you vote FOR the proposed merger with WashingtonFirst Bankshares, Inc. and FOR all other items on the agenda.

Additionally, as previously announced, both of the nation’s leading independent proxy advisory firms—ISS and Glass Lewis & Co.—recommend that shareholders vote FOR the proposed merger. These firms’ recommendations are relied upon by thousands of institutional investors, and pension and mutual funds throughout the country.

Since approval of the merger requires the affirmative vote of more than two-thirds of the outstanding shares, your vote is important, no matter how many or how few shares you may own. If you fail to vote, it will have the same effect as a vote against the proposed merger. To make sure your shares are counted, please vote today by telephone or Internet, or by signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Thank you for your support.

Very truly yours,

Donald W. Fisher, Ph.D.

Chairman of the Board

YOUR VOTE IS IMPORTANT—

Failing to Vote has the Same Effect as a Vote “Against” the Proposed Merger.

Remember, you can vote your shares by telephone or by Internet.

Please follow the easy instructions on the enclosed proxy card.

If you have any questions, or need assistance in voting

your shares, please call our proxy solicitor,

INNISFREE M&A INCORPORATED

TOLL-FREE, at 1-888-750-5834.